UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 6, 2007
Bell Microproducts Inc.
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ringwood Avenue, San Jose, California	95131-1721

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	408-451-9400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
Exhibit Index
EXHIBIT 99.1

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On August 6, 2007, Bell Microproducts Inc. (the “Company”) issued a press release announcing the appointment of William E. Meyer, age 45, as the Company’s Executive Vice President and Chief Financial Officer. Mr. Meyer will serve as the Company’s principal financial officer and principal accounting officer. James E. Illson, who remains Chief Operating Officer and President of Americas for the Company, ceased to be its principal financial officer and principal accounting officer, effective the same date. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.
     Prior to joining the Company, Mr. Meyer served as Managing Director of Financial Intelligence, LLC, a provider of senior financial and strategic consulting services, from June 2006 to August 2007. Mr. Meyer was Executive Vice President and Chief Financial Officer of BroadVision, Inc., a global supplier of web-based application software, from April 2003 to June 2006. From 2001 to March 2003, Mr. Meyer was Chief Financial Officer of Mainsoft Corporation, a global publisher of cross-platform development software. From 1998 to 2001, Mr. Meyer held senior finance positions with Phoenix Technologies, a multi-national system software company, including Chief Financial Officer and Executive Vice President of inSilicon Corporation, a leading developer of semiconductor intellectual property that was spun-off from Phoenix. In earlier years, Mr. Meyer held senior finance positions at Spectrum HoloByte/Microprose, SBT Accounting Systems and Arthur Andersen & Co.
     Mr. Meyer has no family relationship with any other director, executive officer, or any person nominated to become a director or executive officer of the Company. The Company has engaged Financial Intelligence, LLC as a consultant since March 2007. From March 2007 through August 5, 2007 the Company has incurred approximately $1,900,000 in the aggregate for services provided by Financial Intelligence. Mr. Meyer, a consultant for Financial Intelligence, has a direct interest in that engagement as he received consulting fees from Financial Intelligence for time spent consulting with the Company. Mr. Meyer has no direct or indirect material interest in Company payments to Financial Intelligence after August 5, 2007.
     The Company has agreed to pay Mr. Meyer an annual salary of $350,000 and Mr. Meyer will be eligible for an annual bonus under the Company’s Management Incentive Plan. His bonus target has been set at $200,000 for 2007, pro rated from his date of hire and guaranteed through December 31, 2007. In addition, Mr. Meyer was granted an option to purchase 225,000 shares of Company common stock, at a price per share equal to the fair market value of Company common stock on August 6, 2007, which options vest in four equal annual installments from his date of hire and have a term of five years. Mr. Meyer will also be paid a hiring bonus of $50,000, which he must repay to the Company, on a declining pro rata basis, if he voluntarily terminates his employment within 24 months after his start date. Mr. Meyer is entitled to participate in the Company’s group benefit plans, an automobile allowance of $300 per month, and annual financial planning and tax preparation assistance of up to $1,500 per year. Mr. Meyer has also agreed to be subject to non-compete and non-solicitation provisions during his employment and for a period of 12 months following his termination of employment. On August 6, 2007, the Company entered into an Executive Employment Agreement with Mr. Meyer setting forth these terms, in addition to an initial term of employment through August 6, 2010, which shall be automatically renewed thereafter on an annual basis.
     The Company and Mr. Meyer also anticipate entering into a Management Retention Agreement (the “Retention Agreement”). The Retention Agreement is expected to provide Mr. Meyer with severance payments and benefits in the event that his employment with the Company is terminated under certain circumstances, as described below. The Agreement will remain in effect until the third anniversary of its effective date, and renew thereafter for successive one year periods unless terminated earlier. If Mr. Meyer’s employment is terminated following a change in control of the Company, he will be entitled under the Retention Agreement to the following payments and benefits: (1) accrued salary and benefits under Company compensation and benefit plans through the date of termination; (2) a lump sum severance payment equal to one times his base salary; (3) continuation of life insurance and group health benefits for a one-year period; and (4) accelerated vesting of any unvested portion of any stock option, restricted stock, or restricted stock units. The Retention Agreement provides that if the benefits provided by the Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of excise taxes.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Item 99.1	Press release issued by Bell Microproducts Inc. on August 6, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Microproducts Inc.
August 6, 2007	By:	/s/ James E. Illson
		Name:	James E. Illson
		Title:	Chief Operating Officer and President of Americas

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by Bell Microproducts Inc. on August 6, 2007.